Filed pursuant to Rule 424(b)(7)

Registration No. 333-239470

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.10 par value per share (“Common Stock”)	181,688	$45.98	$8,354,014.24	$1,084.35

(1)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the New York Stock Exchange on June 23, 2020.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus dated June 26, 2020)

LiveRamp Holdings, Inc.

181,688 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated June 26, 2020, which is a part of the automatic shelf registration statement (Registration No. 333-239470) that LiveRamp Holdings, Inc. (“LiveRamp,” “we,” or the “Company”) filed on June 26, 2020 covering the resale from time to time by the selling stockholders named herein of shares of our common stock, par value $0.10 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “RAMP.” On June 26, 2020, the last reported sale price for our common stock on the New York Stock Exchange was $43.29 per share.

Common stock offered by selling stockholders	181,688 shares of common stock, par value $0.10 per share, in one or more offering

Our authorized capital stock consists of 200,000,000 shares of common stock with a $0.10 par value per share, and 1,000,000 shares of preferred stock with a $1.00 par value per share, all of which shares of preferred stock are undesignated. As of June 23, 2020 there were 65,604,246 shares of common stock issued and outstanding, held of record by 1,181 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock.

The date of this prospectus supplement is June 29, 2020.

SELLING STOCKHOLDERS

The selling stockholders identified in this prospectus supplement are offering for sale up to 181,688 shares of our common stock, par value $0.10 per share. The selling stockholders acquired these shares from us pursuant to our acquisition of Data Plus Math Corporation. The selling stockholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement to this prospectus any or all of the shares of our common stock being registered in one or more offerings. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

Each of the selling stockholders is currently employed by Data Plus Math Corporation, a wholly-owned subsidiary LiveRamp, Inc., a wholly-owned subsidiary of the Company. Matthew Emans serves as Chief Technology Officer of Data Plus Math Corporation and John Hoctor serves as Chief Executive Officer of Data Plus Math Corporation.

The following table sets forth information for the selling stockholders as of the date of this prospectus supplement. Beneficial ownership is determined in accordance with the SEC rules and includes securities that the selling stockholders have the right to acquire within 60 days after the date of this prospectus. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as otherwise indicated, all of the selling stockholders beneficially own less than 1% of our common stock outstanding.

Name of Beneficial Owner	Shares beneficially owned prior to the offering(1)	Number of shares offered	Shares beneficially owned after the offering(2)
Matthew Emans	110,888	90,844	20,044
John Hoctor	110,888	90,844	20,044
Total	221,776	181,688	40,088

(1)

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)

The table assumes that the selling stockholders will sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider any specific factors discussed herein together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which is incorporated herein by reference, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.